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Exhibit 99.3

LIBERTY MEDIA CORPORATION

FORM OF NOTICE TO CLIENTS OF RIGHTS HOLDERS WHO ARE ACTING AS NOMINEES

Up to 29,450,846 Shares of Series C Liberty SiriusXM Common Stock
Issuable Upon Exercise of Transferable Rights*

        Enclosed for your consideration is a prospectus, dated May 14, 2020 (the "Prospectus"), relating to the offering (the "Rights Offering") by Liberty Media Corporation (the "Company") of transferable rights to subscribe for shares of the Company's Series C Liberty SiriusXM common stock, par value $0.01 per share ("Series C Liberty SiriusXM Common Stock"), by holders of record of the Company's Series A Liberty SiriusXM common stock, par value $0.01 per share ("Series A Liberty SiriusXM Common Stock"), Series B Liberty SiriusXM common stock, par value $0.01 per share ("Series B Liberty SiriusXM Common Stock"), and Series C Liberty SiriusXM Common Stock (collectively, the "Record Date Stockholders") as of 5:00 p.m., New York City time, on May 13, 2020 (the "Record Date").

        Pursuant to the Rights Offering, the Company has issued rights (the "Series C Liberty SiriusXM Rights") to subscribe for up to 29,450,846 shares of the Series C Liberty SiriusXM Common Stock, on the terms and subject to the conditions described in the Prospectus (plus additional shares of Series C Liberty SiriusXM Common Stock which may be issued as a result of rounding fractional Series C Liberty SiriusXM Rights up to the nearest whole right as described in the Prospectus). The Series C Liberty SiriusXM Rights may be exercised by the holders thereof (the "Rights Holders") at any time during the subscription period, which commences on May 18, 2020. The Rights Offering will expire at 5:00 p.m., New York City time, on June 5, 2020, unless extended by the Company in its sole discretion (as it may be extended, the "Expiration Time"). The Series C Liberty SiriusXM Rights are transferable and will be listed for trading on The Nasdaq Global Select Market under the symbol "LSXMR" until the Expiration Time.

        As described in the Prospectus, Record Date Stockholders received 0.0939 of a Series C Liberty SiriusXM Right for each share of Series A Liberty SiriusXM Common Stock, Series B Liberty SiriusXM Common Stock or Series C Liberty SiriusXM Common Stock held by such holder on the Record Date. The total number of Series C Liberty SiriusXM Rights to be issued to each Record Date Stockholder was rounded up to the nearest whole number (after taking into account the aggregate number of Series C SiriusXM Rights each Record Date Stockholder would otherwise be entitled to receive in respect of the aggregate number of shares of Liberty SiriusXM common stock held of record by such Record Date Stockholder as a result of the Rights Offering). Such rounding was made with respect to each beneficial stockholder. Each whole Series C Liberty SiriusXM Right entitles the holder (the "Rights Holder") to purchase one share of Series C Liberty SiriusXM Common Stock, which is referred to as the "Basic Subscription." The subscription price per share of $25.47 (the "Subscription Price") is equal to an approximate 20% discount to the volume weighted average trading price of the Series C Liberty SiriusXM Common Stock over the three trading day period beginning on May 6, 2020 and ending on (and including) May 8, 2020.

        If any shares of Series C Liberty SiriusXM Common Stock available for purchase in the Rights Offering are not subscribed for by Rights Holders pursuant to the Basic Subscription (the "Remaining Shares"), a Rights Holder that has exercised fully its Series C Liberty SiriusXM Rights pursuant to the Basic Subscription may subscribe for any Remaining Shares that are not otherwise subscribed for by Rights Holders, on the terms and subject to the conditions set forth in the Prospectus, including as to proration.

        The Series C Liberty SiriusXM Rights will be evidenced by subscription certificates.

*
Plus additional shares of Series C Liberty SiriusXM Common Stock which may be issued as a result of rounding fractional Series C Liberty SiriusXM Rights up to the nearest whole right as described in the Prospectus.

        Enclosed are copies of the following documents:

  1.
  Prospectus, dated May 14, 2020; and

  2.
  Beneficial Owner Election Form.

        THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF SERIES C LIBERTY SIRIUSXM RIGHTS CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF SERIES C LIBERTY SIRIUSXM RIGHTS MAY ONLY BE MADE BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

        Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Series C Liberty SiriusXM Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise any Series C Liberty SiriusXM Rights.

        Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Series C Liberty SiriusXM Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at the Expiration Time. You will have no right to rescind your subscription after receipt of your payment of the Subscription Price or Notice of Guaranteed Delivery, except as described in the Prospectus. Series C Liberty SiriusXM Rights not exercised at or prior to the Expiration Time will expire.

        If you wish to have us, on your behalf, exercise your Series C Liberty SiriusXM Rights for any shares of Series C Liberty SiriusXM Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form included with this letter.

        ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: 1-888-789-8415.

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  Exhibit 99.3